Filed pursuant to Rule 424(b)(3)
File No. 333-216037

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated February 9, 2018

to

Prospectus dated September 11, 2017

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated September 11, 2017 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 36 of the Prospectus before you decide to invest in shares of our common stock.

Status of our Public Offering

As previously disclosed, we have registered with the SEC an offering of up to $2,750,000,000 in shares of common stock consisting of up to $2,500,000,000 in shares of common stock in our primary offering and up to $250,000,000 in shares of common stock pursuant to our distribution reinvestment plan. We are offering to sell any combination of five classes of our common stock, Class T, Class T-C, Class D, Class M or Class I common stock, with a dollar value up to the maximum offering amount.

As of February 8, 2018, we have granted restricted shares of our Class I common stock as independent director compensation pursuant to our independent director restricted share plan. As a result and going forward, the per share purchase price for Class I common stock will vary from day-to-day and, on each day, will equal the NAV per share for Class I common stock. On February 8, 2018, our NAV per Class I share was $24.87.

The initial purchase price for shares of our Class T, Class T-C, Class D and Class M common stock will continue to be $25.00 per share, plus, for Class T and Class T-C shares, applicable selling commissions and for Class T shares, applicable dealer manager fees. The business day following the date we receive our first subscription for shares of our Class T, Class T-C, Class D or Class M common stock (the “Initial Subscription Date”), the per share purchase price for such class will vary from day-to-day and, on each day, will equal our NAV per share for such class of shares plus, for Class T and Class T-C shares, applicable selling commissions and for Class T shares, applicable dealer manager fees.

From and after the business day following the Initial Subscription Date, as soon as reasonably practicable after the end of each business day we post on our website, www.fsinvestments.com, and make available on our toll-free telephone line, 877-628-8575, our NAV per share for such day for each outstanding share class. FS Real Estate Advisor is responsible for the calculation of our NAV. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV per share is calculated and how our investments are valued.

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Suitability Standards

The following supplements and amends the section of the Prospectus entitled “Suitability Standards” beginning on page ii of the Prospectus by replacing the fourteen paragraph thereof in its entirety with the below:

New Jersey: New Jersey investors must have either (a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents, and readily marketable securities. In addition, a New Jersey investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered, Federally and state exempt private offerings) may not exceed 10% of his or her liquid net worth.

Form of Subscription Agreement

This supplement supplements and amends the Prospectus by replacing in its entirety the Form of Subscription Agreement found in Appendix B of the Prospectus with the Form of Subscription Agreement attached to this supplement as Exhibit A.

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EXHIBIT A

APPENDIX B—FORM OF SUBSCRIPTION AGREEMENT

Subscription Agreement

Class D, Class M, Class I, Class T and Class T-C V1.1

FS CREDIT REAL ESTATE INCOME TRUST, INC.

The undersigned hereby tenders this Subscription Agreement and applies for the purchase of the dollar amount of shares of common stock (the “Shares”) of FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), set forth below.

1 Investment Mark initial or additional investment

Subscription amount $

$5,000 minimum initial investment for Classes D, M, T and T-C, and $1 million minimum initial investment for Class I

$500 minimum additional investment

2 Investment type Select only one

BROKERAGE

Class D Shares (Fund 4041)	☐ NAV

Class T Shares (Fund 4040)	☐ Public offering price	☐ Net of upfront sales charges (stockholder servicing fees still apply)*

Class T-C Shares (Fund 4049)	☐ Public offering price	☐ Net of upfront sales charges (stockholder servicing fees still apply)*

*	By a registered representative on his or her own behalf. Subject to all other fees and expenses of Class T or T-C shares. Please see the prospectus for additional information.

INSTITUTIONAL

Class I Shares (Fund 4045)	☐ NAV

Class M Shares (Fund 4043)	☐ NAV

3 Ownership Select only one

Please complete part A of Section 5.	Please complete part A of Section 5.	Please complete part B of Section 5.
SINGLE OWNER	QUALIFIED PLAN ACCOUNT	OTHER ACCOUNT
Supporting documents are required
☐ Individual	☐ Traditional IRA	☐ Qualified pension
To make a transfer on death (TOD) designation, attach a completed TOD form. TOD forms can be found on www.fsinvestments.com.	☐ Roth IRA	☐ Corporation: S-Corp
	☐ Rollover IRA	☐ Corporation: C-Corp
	☐ SIMPLE IRA	☐ Profit-sharing plan
MULTIPLE OWNERS	☐ SEP IRA	☐ Keogh
☐ Community property	☐ Beneficial IRA	☐ Partnership
☐ Tenants in common	☐ Other	☐ Estate
☐ Joint tenants with rights of survivorship	(please specify)	☐ Trust
To make a TOD designation, attach a completed TOD form. TOD forms can be found on www.fsinvestments.com.		☐ 401(k)
☐ Other
(please specify)
MINOR ACCOUNT		The FS Trustee Certification of Investment Powers Form for Trust Accounts may be completed in lieu of providing trust documents. You can obtain this form by visiting www.fsinvestments.com.
☐ UGMA: State of
☐ UTMA: State of

4 Custodial arrangement If applicable

Name of custodian	Custodian phone #

Mailing address
	(street)	(city, state)	(ZIP)

To be completed by custodian above
Custodian tax ID #	Custodian authorization:
Custodian account #

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class M, Class I, Class T and Class T-C V1.1

5 Investor information Please print

A	Individual owner/beneficial owner
(first, middle, last)

	SSN	Date of birth
(mm/dd/yyyy)

Joint owner/beneficial owner
(first, middle, last)

	SSN	Date of birth
(mm/dd/yyyy)

Mailing address
	(You must include a permanent U.S. street address even if your mailing address is a P.O. Box) (city, state)		(ZIP)

U.S. street address
	(Leave blank if your U.S. street address and mailing address are the same) (city, state)		(ZIP)

	Phone #	Email address

	CITIZENSHIP ☐ U.S. citizen ☐ Resident alien	☐ Non-resident alien (form W-8BEN is required)
	(country)		(country)

B	Trust/Corp/Partnership/Other

	SSN/Tax ID	Date of formation
(mm/dd/yyyy)

Mailing address
	(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(city, state)	(ZIP)

U.S. street address
	(Leave blank if your U.S. street address and mailing address are the same)	(city, state)	(ZIP)

Trustee(s)/authorized person(s)

	Trustee(s)/authorized person(s) SSN	Date of birth
(mm/dd/yyyy)
Trustee(s)/authorized person(s) U.S. street address
	(street)	(city, state)	(ZIP)

In lieu of receiving documents by mail, you can enroll in the FS Investments Paperless Green Program. Please visit www.fsinvestments.com, and click the “Log into the investor portal” button. Follow this link to the electronic consent and fill out the required account information.

6 Distributions

If this election is not completed, the Company will default to sending the investor’s cash distributions out by check to his or her address of record provided in Section 5 or to the custodian indicated in Section 4, as applicable. I (We) acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be made after payment of fees and expenses, as well as any sales load.
I hereby elect the distribution option indicated below:

☐	I (We) choose to participate in the Company’s distribution reinvestment plan.

The Company requests each investor who elects to have his or her distributions reinvested pursuant to the Company’s distribution reinvestment plan to notify the Company and the broker-dealer and financial institution named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum gross income and net worth standards set forth in section 7 below.

☐	I (We) choose to have distributions sent to the address in Section 5.

(Cash distributions for custodial accounts will be sent to the custodian of record noted in Section 4.)

☐	I (We) choose to have distributions sent to me (us) at the following address:

(street)	(city, state)	(ZIP)

☐	I (We) choose to have distributions deposited in a checking, savings or brokerage account. (Complete the information below.)

I authorize the Company or its agent to deposit my (our) distributions into the account indicated below. This authority will remain in force until I (we) notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my (our) account, the Company is authorized to debit my (our) account for the amount of the erroneous deposit. I (We) also hereby acknowledge that funds and/or Shares in my (our) account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuant to applicable abandoned property, escheat or similar laws.

Name of financial institution	Account type	☐ Checking	☐ Savings	☐ Brokerage*

Mailing address
(street)	(city, state)			(ZIP)

ABA routing number (if applicable)	Account number

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class M, Class I, Class T and Class T-C V1.1

7 Investor representations Initials are required for letters a–d

Please carefully read and separately initial each of the representations below. For the purposes of the below investor representations, “liquid net worth” is defined as that portion of net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce FS Credit Real Estate Income Trust, Inc. to accept this subscription, I (we) hereby represent and warrant that:

		Owner (initials)	Joint owner (initials)

a)	I (we) have received a Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares for which I am (we are) subscribing at least 5 (five) business days prior to the signing of this Subscription Agreement, wherein the terms and conditions of the offering are described, and I (we) agree to the terms and conditions therein.

b)	I (we) certify that I (we) have either (1) a net worth (not including home, furnishings and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $250,000, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares under “Suitability Standards.”

c)	I am (we are) purchasing Shares for my (our) own account.

d)	I (we) acknowledge that the Shares are not liquid, there is no public market for the Shares, and I (we) may not be able to sell the Shares.

e)	If I am (we are) a resident of Alabama, I (we) certify that I (we) have a liquid net worth of at least ten times my (our) investment in FS Credit Real Estate Income Trust and its affiliates.

f)

If I am (we are) a resident of California, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in this offering to 10% of my (our) net worth.

g)

If I am (we are) a resident of Idaho, I (we) certify that I (we) (1) have either (a) a liquid net worth of at least $85,000 and annual gross income of at least $85,000 or (b) a liquid net worth of at least $300,000, and (2) I (we) will limit my (our) aggregate investment in this offering to 10% of my (our) liquid net worth.

h)

If I am (we are) a resident of Iowa, I (we) certify that I (we) (1) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000 (not including home, auto and home furnishings), or (b) a net worth of at least $350,000 (not including home, auto and home furnishings), and (2), either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in this offering and in the securities of other non-traded real estate investment trusts (REITs) to 10% of my (our) liquid net worth.

i)

If I am (we are) a resident of Kansas, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust and in other non-traded real estate investment trusts.

j)

If I am (we are) a resident of Kentucky, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501, or that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust and any affiliated non-publicly traded REITs to not more than 10% of my (our) liquid net worth.

k)

(i) If I am (we are) a resident of Maine, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust and in similar non-traded direct participation programs.

l)

If I am (we are) a resident of Massachusetts, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust and in other non-traded direct participation programs.

m)	If I am (we are) a resident of Missouri, I (we) certify that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust’s common stock to 10% of my (our) liquid net worth.

n)

If I am (we are) a resident of Nebraska, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in this offering and in other non-publicly traded REITs to 10% of my (our) net worth (exclusive of home, home furnishings, and automobiles).

o)

If I (we) are a resident of New Jersey, I (we) certify that I (we) (1) have either a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000, or (b) a minimum liquid net worth of $350,000, and (2) will not investment more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered, Federally and state exempt private offerings). For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents, and readily marketable securities.

p)

If I am (we are) a resident of Ohio, I (we) certify that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust, its affiliates and any other non-traded REITs to not more than 10% of my (our) liquid net worth.

q)	If I am (we are) a resident of Oregon, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust and its affiliates.

r)	If I am (we are) a resident of Pennsylvania, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust.

s)

If I am (we are) a resident of Tennessee, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, or that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust to not more than 10% of my (our) liquid net worth.

t)

If I am (we are) a resident of Vermont, I (we) certify that I (we) either (i) meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or (ii) will limit my (our) aggregate investment in this offering to 10% of my (our) liquid net worth.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class M, Class I, Class T and Class T-C V1.1

8 Important information Rights, certifications and authorizations

Substitute IRS Form W-9 Certification:

I (we) declare that the information supplied in this Subscription Agreement is true and correct and may be relied upon by the Company in connection with my (our) investment in the Company. Under penalties of perjury, each investor signing below certifies that (1) the number shown in the Investor Social Security Number/Taxpayer Identification Number field in section 5 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a non-resident alien).

NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

By signing below, you hereby acknowledge receipt of the Prospectus of the Company relating to the Shares for which you have subscribed, as supplemented and amended through the date hereof (as so supplemented and amended, the “Prospectus”), not less than five (5) business days prior to the signing of this Subscription Agreement. The Prospectus is available at www.sec.gov. You are encouraged to read the Prospectus carefully before making any investment decisions. You agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. You agree that subscriptions may be rejected in whole or in part by the Company at its sole and absolute discretion. You understand that you will receive a confirmation of your purchase, subject to acceptance by the Company, within fifteen (15) days from the date your subscription is received and accepted, and that the sale of Shares pursuant to this Subscription Agreement will not be effective until at least five (5) business days after the date you have received a final Prospectus.

By signing below, you also acknowledge that you have been advised that the assignability and transferability of the Shares is restricted and governed by the terms of the Prospectus; there are risks associated with an investment in the Shares and you should rely only on the information contained in the Prospectus and not on any other information or representations from other sources; and you should not invest in the Shares unless you have an adequate means of providing for your current needs and personal contingencies and have no need for liquidity in this investment.

The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and Social Security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Company may discuss your personal information and your investment in the Shares at any time with your then-current financial advisor. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, the Company reserves the right to take action as the Company deems appropriate, which may include closing your account.

By signing below, you also acknowledge that:

•	An investment in the Shares is not suitable for you if you might need access to the money you invest in the foreseeable future.

•	You may not have access to the money you invest for an indefinite period of time.

•	You should not expect to be able to sell your Shares regardless of how the Company performs.

•	If you are unable to sell your Shares, you will be unable to reduce your exposure on any market downturn.

•	The Company does not intend to list the Shares on any securities exchange during or for what may be a significant time after the offering period, and the Company does not expect a secondary market in the Shares to develop.

•	If you are able to sell your Shares before they are listed on an exchange, it is likely that you will receive less than you paid for them.

•	The Company intends to implement a share repurchase plan, but only a limited number of Shares will be eligible for repurchase. In addition, any such repurchases will be equal to the net asset value per share for the class of shares being repurchased calculated after the close of business on that day.

•	The Company’s distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses.

•	The Company’s distributions may also be funded in significant part from the reimbursement of certain expenses, including through the waiver of certain investment advisory fees, that will be subject to repayment to the Company’s affiliate, Franklin Square Holdings, L.P. (“FS Investments”). Significant portions of these distributions may not be based on the Company’s investment performance and such waivers and reimbursements by FS Investments may not continue in the future. If FS Investments does not agree to reimburse certain of the Company’s expenses, including through the waiver of certain of its advisory fees, significant portions of these distributions may come from offering proceeds or borrowings. The repayment of any amounts owed to FS Investments will reduce the future distributions to which you would otherwise be entitled.

•	FS Investment Solutions, LLC, the dealer manager for the offering of the Shares, is not acting as the broker-dealer of record. Specifically, FS Investment Solutions, LLC shall not be responsible for carrying out any broker-dealer functions in connection with your purchase of the Shares, including but not limited to: (i) opening an individual account for you, (ii) determining whether any investment in the Shares is suitable for you, or (iii) verifying your identity. You acknowledge and agree that you do not have a customer relationship with FS Investment Solutions, LLC and any such relationship as customer is solely between you and your financial representative (including, if such financial advisor is a registered investment advisor (“RIA”), such RIA’s custodian).

The IRS does not require your consent to any provision of this Subscription Agreement other than the certifications required to avoid backup withholding.

Owner or authorized person signature	Date (mm/dd/yyyy)	Joint owner or authorized person signature	Date (mm/dd/yyyy)

9 Financial representative

The undersigned confirm on behalf of the broker-dealer, financial institution or registered investment advisor that they (i) are registered and/or properly licensed in the state in which the sale of the Shares to the investor executing this Subscription Agreement has been made and that the offering of the Shares is registered for sale in such state; (ii) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (iii) have discussed such investor’s prospective purchase of Shares with such investor; (iv) have advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including the lack of liquidity and marketability of the Shares; (v) have delivered a current Prospectus and related supplements, if any, to such investor; (vi) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vii) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor’s suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Company and the tax consequences of purchasing and owning Shares; and (viii) the purchase of Shares is in the best interests of the investor. The undersigned financial representative further represents and certifies that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing anti-money laundering program and customer identification program.

Broker-dealer name or RIA firm name

Financial representative name		Phone
(first, middle, last)

Mailing address
(street)		(city, state)	(ZIP)

Advisor/CRD number	Branch number	Email address

Financial representative signature	Date (mm/dd/yyyy)	Principal signature (if applicable)	Date (mm/dd/yyyy)

10 Investment instructions

☐ By wire transfer	☐ Custodial accounts	☐ By mail (Checks should be made payable to “FS CREIT”)
UMB Bank, N.A.,	Forward Subscription	FS CREIT	Regular mail	Express/overnight delivery
ABA routing #101000695,	Agreement to	c/o DST Systems Inc.	P.O. Box 219095	430 W. 7th Street
FS Credit Real Estate Income Trust, Inc.	the custodian		Kansas City, MO 64121	Kansas City, MO 64105
Account #XXXXXXXXXX				877-628-8575
Beneficial owner(s) (include in memo field)

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